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EXHIBIT 10.13

EMPLOYMENT CONTRACT DATED AS OF DECEMBER 4, 1996 BETWEEN THE COMPANY AND CATHERINE C. JETTER

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of December 4, 1996, is between CIAO CUCINA CORPORATION (the "Company") and CATHERINE C. JETTER ("Executive").

                                   RECITALS:

                  WHEREAS, the Company wishes to assure itself of the substantial skill and abilities of Executive for the term provided in this Agreement, and Executive is willing to be employed by the Company on a full-time basis for such term; and

                  WHEREAS, the Board of Directors of the Company (the "Board") has determined that the best interests of the Company would be served by employing Executive on the terms of this Agreement;

                  NOW, THEREFORE, the parties hereby agree as follows:

         1. Employment and Position. The Company shall employ Executive and Executive shall serve as Executive Vice-President and Chief Financial Officer for the term stated in Paragraph 2, upon the terms and conditions of this Agreement. Executive shall report to the President of the Company and perform those services consistent with such position and as may further be determined from time to time by the Board. During the term of her employment, Executive will devote substantially all of her business time and efforts to the performance of her duties under this Agreement.

         2. Term. The term of Executive's employment under this Agreement shall commence as of the date hereof, and shall terminate on the anniversary of such date; provided that if this Agreement has not been earlier terminated as provided herein, the term of this Agreement and Executive's employment hereunder shall automatically be extended for

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consecutive one year terms unless either party notifies the other to the contrary in writing at least 30 days prior to the expiration of the then applicable term.

         3. Compensation.

            (a) Base Salary. The Company shall pay Executive during the term of this Agreement a minimum annual base salary of $75,000.00, payable biweekly. This salary may be increased in the discretion of the Board based upon the Company's achievement of net earning goals reasonably established by the Board.

            (b) Bonus. Executive has been awarded a 1996 bonus of $15,000, payable with the first payroll check issued to Executive in January, 1997. In addition, Executive may receive additional cash bonuses during the term hereof in the discretion of the Board.

            (c) Reimbursement of Expenses. Upon delivery of receipts or other reasonable evidence, the Company shall reimburse Executive for all reasonable travel and other expenses incurred by him in the performance of her obligations under this Agreement.

            (d) Car Allowance. The Company shall provide Executive with a car allowance of $ 400.00 per month. In addition, the Company shall reimburse Executive for parking, gas and insurance ; provided, that the Company shall not be responsible for: (i) any parking, moving or other violations incurred by Executive, or any increased insurance costs as a result thereof; or (ii) any costs or expenses arising out of the negligence or misconduct of Executive.

         4. Vacation and Sick Leave.

            (a) During the term of her employment under this Agreement, Executive shall be entitled to an annual vacation, without loss of pay, of 4 weeks. Unused vacation time shall not accrue to subsequent years, and upon any termination of her employment hereunder for any reason, all unused vacation time shall immediately be canceled.

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            (b) Executive shall be entitled to sick leave in the form of salary continuation as established by the Company from time to time for salaried employees of the Company.

         5. Other Fringe Benefits. Executive shall further be entitled to such other fringe benefits as may be established by the Company from time to time for salaried employees of the Company. 6. Early Termination.

            (a) The term of Executive's employment under this Agreement may be terminated by the Company prior to the date on which it would otherwise expire only for "cause" (as hereinafter defined) or upon the following conditions:

              (i) If because of illness, physical or mental disability, or other incapacity Executive shall (A) fail for a period or periods aggregating six (6) months in any calendar year to render the services provided for herein in any material respect, or (B) become in the good faith judgement of the Company permanently unable to perform the services provided hereby, then the Company may terminate Executive's employment under this Agreement by written notice to Executive, effective upon the provision of such notice without any further obligation on the part of the Company, except that the Company shall pay Executive at the time of such termination such portion of her base salary and bonus provided for hereunder as may be accrued but unpaid at the end of the month of her termination.

              (ii) If Executive dies while employed hereunder, this Agreement shall terminate without any further obligation on the part of the Company, except that the Company shall pay Executive's estate within 10 days after death such portion of her base salary provided for hereunder as may be accrued but unpaid at the end of the month of her death.

            (b) If the Company terminates Executive's employment under this Agreement for "cause" (as hereinafter defined), or if Executive terminates her employment

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hereunder for any reason other than "good reason" (as defined herein),
Executive's employment under this Agreement shall automatically terminate without any further obligation on the part of the Company other than to pay any base salary earned through the date of termination.

            (c) If a "good reason" (as defined herein) exists for Executive to terminate her employment hereunder, Executive may terminate her employment hereunder by providing written notice to the Company. If Executive terminates her employment hereunder for "good reason" (as defined herein), the Company shall pay to Executive within 10 days after notice of termination is received by the Company an amount equal to the sum of all base salary to which she would otherwise have been entitled for a period of twelve months. As used herein, and in addition to the provisions of Paragraph 3(e) hereof, "good reason" means:
(i) the failure or inability of the Company to pay Executive the salary required hereunder; (ii) the dissolution of the Company; (iii) a cessation by the Company of business operations; or (iv) an Event of Bankruptcy, which is defined as the Company doing any of the following: (1) makes an assignment for the benefit of creditors; (2) files a voluntary petition in bankruptcy; (3) is adjudicated a bankrupt or insolvent; (4) files a petition or answer in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief proceeding under any law or rule that seeks for itself any of those types of relief; (5) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding seeking the relief described in clause (4) herein;
(6) a period of 120 days has elapsed after the commencement against the Company of any proceedings seeking the relief described in clause (4) above, and the proceeding has not been dismissed; (7) a period of 90 days has elapsed after the appointment of a trustee, receiver, or liquidator for the Company or for all or any substantial part of its properties without the Company's consent to acquiescence, and the appointment has not been vacated or stayed; or (8) a period of 90 days has elapsed after the expiration of that stay, and the appointment has not been vacated.

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            (d) If the Company terminates Executive's employment under this
Agreement for any reason other than: (i) for "cause" (as hereinafter defined), or (ii) pursuant to Paragraph 6(a) above, the Company shall pay to Executive upon such termination an amount equal to the sum of all base salary to which she would otherwise have been entitled for the remainder of the then applicable term, plus any bonus related to the then fiscal year.

            (e) As used herein, the term "cause" means: (i) the breach by Executive of any material term hereof; (ii) willful misconduct; (iii) conviction of a felony; (iv) habitual intoxication; (v) drug addiction; (vi) adjudication as an incompetent; (vii) misappropriation of corporate funds or commission of any other act of dishonesty with respect to her performance hereunder; (viii) dereliction of duties; or (ix) the intentional refusal to comply with a reasonable directive of the President or the Board.

         7. Sale of Company. If and to the extent all or substantially all assets of the Company are sold or the Company consummates a merger and is not the surviving entity, the purchaser or surviving entity shall assume all obligations under this Agreement; provided, that Executive shall have the option, exercisable by providing written notice to the Company within 60 days after the closing of such purchase or merger, to terminate this Agreement and such termination shall be deemed to be for a "good reason" as hereinafter defined; provided, however, that the twelve month severance payment required under Paragraph 6(c) hereof shall be calculated as of such closing, and shall be reduced by any salary received after the date of such closing.

         8. Federal Income Tax Withholding. The Company shall withhold from any benefits payable under this Agreement all federal, state, city, or other taxes required to be withheld pursuant to any law or governmental regulation or ruling.

         9. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces any and all prior or contemporaneous written or oral employment agreements or understandings between

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the Company and Executive, all of which prior and contemporaneous agreements being terminated and void without further liability to any party.

         10. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective permitted successors and assigns.

         11. Modification and Waiver.

            (a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by both parties.

            (b) Waiver. No term or condition of this Agreement will be deemed to have been waived, nor will there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         12. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the rest of such provision ,which, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with law.

         13. Headings. The headings of Paragraphs herein are included solely for convenient reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

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                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and Executive has signed this Agreement, all as of the day and year first above written.

Witnessed By:                                        CIAO CUCINA CORPORATION

/s/ SUZANNE R. DECHANT                               By:/s/ CARL A. BRUGGEMEIER
                                                     Carl A. Bruggemeier
/s/ LAURA ROBINSON                                   President

                                                     EXECUTIVE:

/s/ SUZANNE R. DECHANT                               /s/ CATHERINE C. JETTER
                                                     CATHERINE C. JETTER

/s/ LAURA ROBINSON

KGN  5034-1

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